Exhibit 99.1

CALIFORNIA BANCORP REPORTS NET INCOME OF
$14.1 MILLION FOR THE SECOND QUARTER OF 2025

San Diego, Calif., July 28, 2025 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the second quarter of 2025.

The Company reported net income of $14.1 million, or $0.43 per diluted share, for the second quarter of 2025, compared to $16.9 million, or $0.52 per diluted share for the first quarter of 2025, and net income of $190 thousand, or $0.01 per diluted share for the second quarter of 2024.

“We are pleased to report strong second quarter earnings of $14.1 million, the third consecutive strong quarter of combined financial results since the close of our merger last July,” said David Rainer, Executive Chairman of the Company and Bank.

“Earlier this year we announced a strategy to derisk our consolidated balance sheet by decreasing our exposure in the Sponsor Finance portfolio, reducing our reliance on brokered deposits and improving overall credit quality. I am pleased to report that the Sponsor Finance portfolio continued to decline in the second quarter and we expect the remainder will likely run off by year end. The reduction in credit risk in our total loan portfolio is reflected in a significant decrease in our non-performing assets to total assets ratio to 0.46% from 0.68%, as well as a significant decrease in special mention and substandard loans from the prior quarter.

“During the second quarter we successfully completed the winding down of our brokered deposits. Going forward, we are focused on organic loan and deposit growth through our relationship-based business banking franchise and our footprint covering the biggest markets for small to medium-sized businesses in the state of California.”

“Our strong second quarter results are further evidence of our successful integration and the value of our combined operations,” said Steven Shelton, CEO of the Company and Bank. “We continue to monitor the effect of tariffs and trade negotiations on our clients and can report we do not expect to see an impact on client operations from those events. We have minimal exposure to international trade, although some of our clients do source materials from outside the country. However, we have observed that some clients have expressed hesitancy in initiating projects due to the uncertain economic environment. Regardless, we continue to develop new relationships across the state of California, providing all our clients with the outstanding high-touch, relationship-based service associated with California Bank of Commerce.”

Second Quarter 2025 Highlights

●	Net income of $14.1 million or $0.43 diluted earnings per share for the second quarter.
●	Net interest margin of 4.61%, compared with 4.65% in the prior quarter; average total loan yield of 6.58% compared with 6.61% in the prior quarter.
●	Reversal of credit losses of $634 thousand for the second quarter, compared with $3.8 million for the prior quarter.
●	Return on average assets of 1.45%, compared with 1.71% in the prior quarter.
●	Return on average common equity of 10.50%, compared with 13.18% in the prior quarter.
●	Efficiency ratio (non-GAAP1) of 56.1% compared with 55.6% in the prior quarter.

1 Reconciliations of non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

●	Redemption of subordinated notes at par value aggregating $18.0 million.
●	Tangible book value per common share (non-GAAP1) of $12.82 at June 30, 2025, up $0.53 from $12.29 at March 31, 2025.
●	Total assets of $3.95 billion at June 30, 2025, compared with $3.98 billion at March 31, 2025.
●	Total loans, including loans held for sale of $3.00 billion at June 30, 2025, compared with $3.07 billion at March 31, 2025.
●	Nonperforming assets to total assets ratio of 0.46% at June 30, 2025, compared with 0.68% at March 31, 2025.
●	Allowance for credit losses (“ACL”) was 1.46% of total loans held for investment at June 30, 2025; allowance for loan losses (“ALL”) was 1.37% of total loans held for investment at June 30, 2025.
●	Total deposits of $3.31 billion at June 30, 2025, decreased $30.2 million or 0.9% compared with $3.34 billion at March 31, 2025.
●	Noninterest-bearing demand deposits of $1.22 billion at June 30, 2025, a decrease of $74.6 million or 5.8% from March 31, 2025; noninterest bearing deposits represented 36.8% of total deposits, compared with $1.29 billion, or 38.7% of total deposits at March 31, 2025.
●	Cost of deposits was 1.59%, consistent with 1.59% in the prior quarter.
●	Cost of funds was 1.73%, compared with 1.72% in the prior quarter.
●	The Company’s preliminary capital ratios at June 30, 2025 exceed the minimums required to be “well-capitalized,” the highest regulatory capital category.

Second Quarter Operating Results

Net Income

Net income for the second quarter of 2025 was $14.1 million, or $0.43 per diluted share, compared to $16.9 million, or $0.52 per diluted share in the first quarter of 2025. Pre-tax, pre-provision income (non-GAAP1) for the second quarter was $19.4 million, a decrease of $461 thousand from the prior quarter. The net income and diluted earnings per share decreases were largely driven by lower net interest income after reversal of credit losses, partially offset by higher noninterest income.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2025 was $41.4 million, compared with $42.3 million in the prior quarter. The decrease in net interest income was primarily due to a $1.0 million decrease in total interest and dividend income, partially offset by a $201 thousand decrease in total interest expense in the second quarter of 2025, as compared to the prior quarter. During the second quarter of 2025, loan interest income decreased by $1.6 million, including a decrease of $496 thousand of accretion income from the net purchase accounting discounts on acquired loans, partially offset by increases of $226 thousand in total debt securities income and $341 thousand in interest and dividend income from other financial institutions. The decrease in interest income was mainly due to decreases in average total loan balances. Average total interest-earning assets decreased $78.2 million in the second quarter of 2025, the result of a $117.4 million decrease in average total loans and a $21.0 million decrease in average deposits in other financial institutions, partially offset by a $25.0 million increase in average total debt securities and a $35.2 million increase in average Fed funds sold/resale agreements. The decrease in interest expense for the second quarter of 2025 was primarily due to a $239 thousand decrease in interest expense on interest-bearing deposits, the result of a $26.4 million decrease in average interest-bearing deposits and a 4 basis point decrease in average interest-bearing deposit costs in the second quarter of 2025.

Net interest margin for the second quarter of 2025 was 4.61%, compared with 4.65% in the prior quarter. The decrease was primarily related to a 5 basis point decrease in the total interest-earning assets yield, coupled with a 1 basis point increase in the cost of funds. The yield on total average interest-earning assets in the second quarter of 2025 was 6.21%, compared with 6.26% in the prior quarter. The yield on average total loans in the second quarter of 2025 was 6.58%, a decrease of 3 basis points from 6.61% in the prior quarter. Accretion income from the net purchase accounting discounts on acquired loans was $5.2 million, increasing the yield on average total loans by 69 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $555 thousand, the combination of which increased the net interest margin by 51 basis points in the second quarter of 2025. In the prior quarter, accretion income from the net purchase accounting discounts on acquired loans was $5.7 million, increasing the yield on average total loans by 74 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $526 thousand, the combination of which increased the net interest margin by 57 basis points.

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Cost of funds for the second quarter of 2025 was 1.73%, a slight increase of 1 basis point from 1.72% in the prior quarter. The increase was primarily driven by an increase of 47 basis points in the cost of total borrowings, which was driven mostly by the decrease in average total borrowings of $2.9 million from the redemption of the $18 million subordinated notes in June, coupled with higher borrowing expense related to those subordinated notes converting to a floating-rate during the second quarter of 2025 and up to redemption, partially offset by a 4 basis point decrease in the cost of average interest-bearing deposits. The amortization expense of $560 thousand from the purchase accounting discounts on acquired subordinated debt contributed 7 basis points to the cost on total borrowings. Average noninterest-bearing demand deposits decreased $76.1 million to $1.18 billion and represented 36.2% of total average deposits for the second quarter of 2025, compared with $1.26 billion and 37.4%, respectively, in the prior quarter; average interest-bearing deposits decreased $26.4 million to $2.08 billion during the second quarter of 2025. The total cost of deposits in the second quarter of 2025 was maintained at 1.59%,the same as the prior quarter. The cost of total interest-bearing deposits decreased 4 basis points primarily due to the Company’s ongoing strategy to pay off high cost brokered deposits and listing money market deposits in the second quarter of 2025.

Average total borrowings decreased $2.9 million to $67.2 million in the second quarter of 2025, primarily due to the redemption of the $18 million subordinated notes in June 2025. The average cost of total borrowings was 8.53% for the second quarter of 2025, up from 8.06% in the prior quarter.

Reversal of Credit Losses

The Company recorded a reversal of credit losses of $634 thousand for the second quarter of 2025, compared to $3.8 million in the prior quarter. Total net charge-offs were $4.1 million in the second quarter of 2025, which consisted of $4.2 million of gross charge-offs, offset by $181 thousand of gross recoveries. The net charge-offs resulted from the Company’s continuing strategy to derisk the consolidated balance sheet by reducing our exposure to criticized loans. The reversal of credit losses in the second quarter of 2025 included a $29 thousand provision for credit losses for unfunded loan commitments related to the increase in unfunded loan commitments during the second quarter of 2025, partially offset by a decrease in average funding rates used to estimate the allowance for credit losses on unfunded commitments. Total unfunded loan commitments increased $9.1 million to $901.2 million at June 30, 2025, compared to $892.1 million in unfunded loan commitments at March 31, 2025.

The reversal of credit losses for loans held for investment in the second quarter of 2025 was $663 thousand, a decrease of $2.5 million from a reversal of credit losses of $3.2 million in the prior quarter. The decrease was driven primarily by the decrease in the balance of loans held for investment, changes in the composition of the loans held for investment portfolio, and changes in qualitative factors, partially offset by the net charge-offs and changes in the reasonable and supportable forecast, primarily related to the economic outlook for California. The Company’s management continues to monitor macroeconomic variables related to changes in interest rates and the concerns of an economic downturn, and believes it has appropriately provisioned for the current environment.

Noninterest Income

The Company recorded noninterest income of $2.9 million in the second quarter of 2025, an increase of $290 thousand compared to $2.6 million in the first quarter of 2025. Other charges and fees increased $874 thousand in the second quarter due primarily to higher income from equity investments. There was no gain on sale of SBA 7A loans in the second quarter of 2025, compared to a gain on sale of loans from SBA 7A loan sales of $577 thousand in the prior quarter.

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Noninterest Expense

Total noninterest expense for the second quarter of 2025 was $24.8 million, a slight decrease of $87 thousand from total noninterest expense of $24.9 million in the prior quarter. Salaries and employee benefits decreased $571 thousand during the second quarter of 2025 to $15.3 million. The decrease in salaries and employee benefits was primarily related to the decrease in payroll taxes, coupled with the increase in loan origination costs with increased loan origination activity. Regulatory assessments of $545 thousand decreased $177 thousand due to a decrease in the FDIC assessment rates in the second quarter of 2025. During the second quarter of 2025, the Company sold other real estate owned (“OREO”) and recognized a $862 thousand loss. There was no comparable transaction in the prior quarter.

Efficiency ratio (non-GAAP1) for the second quarter of 2025 was 56.1%, compared to 55.6% in the prior quarter. The $862 thousand loss on sale of other real estate owned negatively impacted the efficiency ratio by 1.9% during the second quarter of 2025.

Income Tax

In the second quarter of 2025, the Company’s income tax expense was $6.0 million, compared with $6.8 million for the first quarter of 2025. The effective rate was 29.8% for the second quarter of 2025 and 28.8% for the first quarter of 2025. The increase in the effective tax rate for the second quarter of 2025 was primarily attributable to the vesting and exercise of equity awards combined with changes in the Company’s stock price over time.

Balance Sheet

Assets

Total assets at June 30, 2025 were $3.95 billion, a decrease of $29.4 million or 0.7% from March 31, 2025. The decrease in total assets from the prior quarter was primarily related to a decrease in loans, including loans held for sale, of $75.8 million, a decrease in cash and cash equivalents of $9.1 million and a decrease in OREO of $4.1 million, partially offset by an increase in available-for-sale debt securities of $56.6 million and a decrease in the allowance for credit losses on loans of $4.7 million, as compared to the prior quarter.

Loans

Total loans held for investment were $2.99 billion at June 30, 2025, a decrease of $77.2 million, compared to March 31, 2025. During the second quarter of 2025, there were new originations of $106.4 million, partially offset by net paydowns of $45.8 million, loan payoffs of $133.7 million, and charge-offs of loans in the amount of $4.2 million. Total loans secured by real estate decreased by $11.8 million, of which construction and land development loans decreased by $36.7 million and 1-4 family residential loans decreased by $17.6 million, partially offset by increases in other commercial real estate loans of $22.0 million and multifamily loans of $20.5 million. Commercial and industrial loans decreased by $64.6 million, and other consumer loans decreased by $779 thousand. The Company had $6.1 million in loans held for sale at June 30, 2025, compared to $4.6 million at March 31, 2025.

Deposits

Total deposits at June 30, 2025 were $3.31 billion, a decrease of $30.2 million from March 31, 2025. The decrease primarily consisted of decreases of $10.0 million of brokered time deposits and $74.6 million of noninterest-bearing demand deposits, partially offset by increases of $62.5 million in interest-bearing non-maturity deposits and $8.1 million of non-brokered time deposits. Noninterest-bearing demand deposits at June 30, 2025, were $1.22 billion, or 36.8% of total deposits, compared with $1.29 billion, or 38.7% of total deposits at March 31, 2025. At June 30, 2025, total interest-bearing deposits were $2.09 billion, compared to $2.05 billion at March 31, 2025. At June 30, 2025, total brokered time deposits were $3.8 million, compared to $13.8 million at March 31, 2025. The Company offers the Insured Cash Sweep (ICS) product, Certificate of Deposit Account Registry Service (CDARS), and Reich & Tang Deposit Solutions (R&T) network, all of which provide reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. Total reciprocal deposits were $730.6 million, or 22.1% of total deposits at June 30, 2025, compared to $763.6 million, or 22.8% of total deposits at March 31, 2025.

Federal Home Loan Bank (“FHLB”) and Liquidity

At June 30, 2025 and March 31, 2025, the Company had no FHLB borrowings. There were no outstanding Federal Reserve Discount Window borrowings at June 30, 2025 or March 31, 2025.

At June 30, 2025, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $682.6 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $320.4 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at June 30, 2025, with no outstanding borrowings. Total available borrowing capacity was $1.09 billion at June 30, 2025. Additionally, the Company had unpledged liquid securities at fair value of approximately $169.9 million and cash and cash equivalents of $430.1 million at June 30, 2025.

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Total borrowings decreased $17.4 million to $52.9 million June 30, 2025. During the second quarter of 2025, the Company redeemed all $18.0 million of its 5.50% fixed-to-floating rate subordinated notes due in 2030 at par value.

Asset Quality

Total non-performing assets decreased to $18.4 million, or 0.46% of total assets at June 30, 2025, compared with $26.9 million, or 0.68% of total assets at March 31, 2025. Total non-performing loans decreased to $18.4 million, or 0.61% of total loans held for investment at June 30, 2025, compared with $22.8 million, or 0.74% of total loans held for investment at March 31, 2025.

There were two loans repayments at discount totaling $4.4 million, which included a $635 thousand charge-off. No loans were downgraded to nonaccrual during the second quarter of 2025. At March 31, 2025, non-performing assets included OREO, net of $4.1 million which was sold in the second quarter of 2025, resulting in an $862 thousand loss.

Special mention loans decreased by $9.2 million during the second quarter of 2025 to $65.3 million at June 30, 2025. The decrease in the special mention loans was due mostly to $10.1 million in loans upgraded to a pass rating and $5.1 million in payoffs and $256 thousand in net paydowns, partially offset by $6.3 million in loans downgraded from a pass rating. Substandard loans decreased by $30.3 million during the second quarter of 2025 to $81.5 million at June 30, 2025. The decrease in the substandard loans was due primarily to $26.9 million in payoffs, $4.4 million in charge-offs and $698 thousand in loans upgraded to a pass rating, partially offset by $1.6 million in net advances and $115 thousand in loans downgraded from a pass rating.

The Company had no loans that were over 90 days past due and still accruing interest at June 30, 2025, compared to $45 thousand in such delinquencies at March 31, 2025.

There were $546 thousand in loan delinquencies (30-89 days past due, excluding nonaccrual loans) at June 30, 2025, compared to $5.1 million in such loan delinquencies at March 31, 2025. The decrease was due primarily to a commercial real estate loan of $4.2 million that was paid off in the second quarter of 2025.

The allowance for credit losses, which is comprised of the allowance for loan losses (“ALL”) and reserve for unfunded loan commitments, totaled $43.6 million at June 30, 2025, compared to $48.3 million at March 31, 2025. The decrease in the allowance for credit losses included a $663 thousand reversal of provision for credit losses for the loan portfolio and net charge-offs of $4.1 million, partially offset by a $29 thousand provision for credit losses for unfunded loan commitments for the quarter ended June 30, 2025.

The ALL was $41.1 million, or 1.37% of total loans held for investment at June 30, 2025, compared with $45.8 million, or 1.49% at March 31, 2025.

Capital

Tangible book value per common share (non-GAAP1) at June 30, 2025, was $12.82, compared with $12.29 at March 31, 2025. In the second quarter of 2025, tangible book value was primarily impacted by net income of $14.1 million for the second quarter, stock-based compensation activity, coupled with a decrease in net of tax unrealized losses on available-for-sale debt securities. Other comprehensive losses related to unrealized losses, net of taxes, on available-for-sale debt securities decreased by $679 thousand to $3.7 million at June 30, 2025, from $4.4 million at March 31, 2025. The decrease in the net of tax unrealized losses on available-for-sale debt securities was attributable to non-credit related factors, including an increase in bond prices at the long end of the yield curve and the general interest rate environment. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at June 30, 2025, increased to 10.89% from 10.34% in the prior quarter, and unrealized losses, net of taxes, on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at June 30, 2025 decreased to 0.9% from 1.1% in the prior quarter.

The Company’s preliminary capital ratios exceed the minimums required to be “well-capitalized” at June 30, 2025.

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ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving Northern and Southern California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.bankcbc.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, and expectations regarding the adequacy of reserves for credit losses, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks, changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

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California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$41,417	$42,255	$21,007	$83,672	$41,501
Reversal of credit losses	$(634)	$(3,776)	$2,893	$(4,410)	$2,562
Noninterest income	$2,856	$2,566	$1,169	$5,422	$2,582
Noninterest expense	$24,833	$24,920	$19,005	$49,753	$33,986
Income tax expense	$5,975	$6,824	$88	$12,799	$2,410
Net income	$14,099	$16,853	$190	$30,952	$5,125
Pre-tax pre-provision income (1)	$19,440	$19,901	$3,171	$39,341	$10,097
Adjusted pre-tax pre-provision income (1)	$19,440	$19,901	$3,662	$39,341	$11,137
Diluted earnings per share	$0.43	$0.52	$0.01	$0.95	$0.27
Shares outstanding at period end	32,463,311	32,402,140	18,547,352	32,463,311	18,547,352

PERFORMANCE RATIOS
Return on average assets	1.45%	1.71%	0.03%	1.58%	0.45%
Adjusted return on average assets (1)	1.45%	1.71%	0.11%	1.58%	0.53%
Return on average common equity	10.50%	13.18%	0.26%	11.81%	3.53%
Adjusted return on average common equity (1)	10.50%	13.18%	0.82%	11.81%	4.19%
Yield on total loans	6.58%	6.61%	6.21%	6.59%	6.11%
Yield on interest earning assets	6.21%	6.26%	5.97%	6.24%	5.88%
Cost of deposits	1.59%	1.59%	2.12%	1.59%	2.08%
Cost of funds	1.73%	1.72%	2.21%	1.73%	2.19%
Net interest margin	4.61%	4.65%	3.94%	4.63%	3.87%
Efficiency ratio (1)	56.09%	55.60%	85.70%	55.84%	77.10%
Adjusted efficiency ratio (1)	56.09%	55.60%	83.49%	55.84%	74.74%

As of
June 30, 2025	March 31, 2025	December 31, 2024
($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	10.89%	10.34%	9.69%
Book value (BV) per common share	$16.87	$16.40	$15.86
Tangible BV per common share (1)	$12.82	$12.29	$11.71

ASSET QUALITY
Allowance for loan losses (ALL)	$41,110	$45,839	$50,540
Reserve for unfunded loan commitments	$2,514	$2,485	$3,103
Allowance for credit losses (ACL)	$43,624	$48,324	$53,643
Allowance for loan losses to nonperforming loans	2.24	x	2.01	x	1.90	x
ALL to total loans held for investment	1.37%	1.49%	1.61%
ACL to total loans held for investment	1.46%	1.57%	1.71%
30-89 days past due, excluding nonaccrual loans	$546	$5,103	$12,082
Over 90 days past due, excluding nonaccrual loans	$—	$45	$150
Special mention loans	$65,264	$74,421	$69,339
Special mention loans to total loans held for investment	2.18%	2.43%	2.21%
Substandard loans	$81,456	$111,786	$117,598
Substandard loans to total loans held for investment	2.72%	3.64%	3.75%
Nonperforming loans	$18,354	$22,825	$26,536
Nonperforming loans to total loans held for investment	0.61%	0.74%	0.85%
Other real estate owned, net	$—	$4,083	$4,083
Nonperforming assets	$18,354	$26,908	$30,619
Nonperforming assets to total assets	0.46%	0.68%	0.76%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$2,997,648	$3,073,399	$3,156,345
Total assets	$3,953,717	$3,983,090	$4,031,654
Deposits	$3,312,278	$3,342,503	$3,398,760
Loans to deposits	90.5%	91.9%	92.9%
Shareholders’ equity	$547,593	$531,384	$511,836

(1) Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

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	At or for the Three Months Ended			At or for the Six Months Ended
ALLOWANCE for CREDIT LOSSES	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$45,839	$50,540	$22,254	$50,540	$22,569
(Reversal of) provision for credit losses	(663)	(3,158)	2,990	(3,821)	2,676
Charge-offs	(4,247)	(3,159)	(1,456)	(7,406)	(1,457)
Recoveries	181	1,616	—	1,797	—
Net charge-offs	(4,066)	(1,543)	(1,456)	(5,609)	(1,457)
Balance, end of period	$41,110	$45,839	$23,788	$41,110	$23,788
Reserve for unfunded loan commitments (1)
Balance, beginning of period	$2,485	$3,103	$916	$3,103	$933
Provision for (reversal of) credit losses	29	(618)	(97)	(589)	(114)
Balance, end of period	2,514	2,485	819	2,514	819
Allowance for credit losses	$43,624	$48,324	$24,607	$43,624	$24,607

ALL to total loans held for investment	1.37%	1.49%	1.27%	1.37%	1.27%
ACL to total loans held for investment	1.46%	1.57%	1.31%	1.46%	1.31%
Net charge-offs to average total loans	(0.54)%	(0.20)%	(0.31)%	(0.37)%	(0.15)%

(1) Included in “Accrued interest and other liabilities” on the consolidated balance sheets.

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California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	June 30, 2025	March 31, 2025	December 31, 2024
	($ in thousands)
ASSETS
Cash and due from banks	$84,017	$80,441	$60,471
Federal funds sold & other interest-bearing balances	346,120	358,800	327,691
Total cash and cash equivalents	430,137	439,241	388,162

Debt securities available-for-sale, at fair value (amortized cost of $193,465, $137,855 and $151,429 at June 30, 2025, March 31, 2025 and December 31, 2024)	188,167	131,593	142,001
Debt securities held-to-maturity, at cost (fair value of $47,538 $47,329 and $47,823 at June 30, 2025, March 31, 2025 and December 31, 2024)	53,108	53,194	53,280
Loans held for sale	6,088	4,625	17,180
Loans held for investment:
Construction & land development	184,744	221,437	227,325
1-4 family residential	139,855	157,442	164,401
Multifamily	258,395	237,896	243,993
Other commercial real estate	1,777,940	1,755,962	1,767,727
Commercial & industrial	607,836	672,468	710,970
Other consumer	22,790	23,569	24,749
Total loans held for investment	2,991,560	3,068,774	3,139,165
Allowance for credit losses - loans	(41,110)	(45,839)	(50,540)
Total loans held for investment, net	2,950,450	3,022,935	3,088,625

Restricted stock at cost	30,858	30,845	30,829
Premises and equipment	12,728	13,154	13,595
Right of use asset	13,095	13,384	14,350
Other real estate owned, net	—	4,083	4,083
Goodwill	110,934	111,780	111,787
Intangible assets	20,375	21,323	22,271
Bank owned life insurance	66,397	66,867	66,636
Deferred taxes, net	33,454	36,473	43,127
Accrued interest and other assets	37,926	33,593	35,728
Total assets	$3,953,717	$3,983,090	$4,031,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,218,072	$1,292,689	$1,257,007
Interest-bearing NOW accounts	783,410	674,460	673,589
Money market and savings accounts	1,146,548	1,192,960	1,182,927
Time deposits	164,248	182,394	285,237
Total deposits	3,312,278	3,342,503	3,398,760

Borrowings	52,883	70,308	69,725
Operating lease liability	16,715	17,142	18,310
Accrued interest and other liabilities	24,248	21,753	33,023
Total liabilities	3,406,124	3,451,706	3,519,818

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,463,311, 32,402,140 and 32,265,935 at June 30, 2025, March 31, 2025 and December 31, 2024	444,365	442,934	442,469
Retained earnings	106,960	92,861	76,008
Accumulated other comprehensive loss - net of taxes	(3,732)	(4,411)	(6,641)
Total shareholders’ equity	547,593	531,384	511,836
Total liabilities and shareholders’ equity	$3,953,717	$3,983,090	$4,031,654

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California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$49,080	$50,686	$29,057	$99,766	$57,641
Interest on debt securities	1,751	1,524	1,229	3,275	2,442
Interest on tax-exempted debt securities	304	305	306	609	612
Interest and dividends from other institutions	4,651	4,310	1,257	8,961	2,418
Total interest and dividend income	55,786	56,825	31,849	112,611	63,113

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	11,390	11,116	7,039	22,506	13,809
Interest on time deposits	1,550	2,063	3,145	3,613	6,166
Interest on borrowings	1,429	1,391	658	2,820	1,637
Total interest expense	14,369	14,570	10,842	28,939	21,612
Net interest income	41,417	42,255	21,007	83,672	41,501
(Reversal of) provision for credit losses (1)	(634)	(3,776)	2,893	(4,410)	2,562
Net interest income after (reversal of) provision for credit losses	42,051	46,031	18,114	88,082	38,939

NONINTEREST INCOME
Service charges and fees on deposit accounts	1,178	1,186	568	2,364	1,093
Gain on sale of loans	—	577	—	577	415
Bank owned life insurance income	503	463	266	966	527
Servicing and related income (expense) on loans	102	142	(5)	244	68
Loss on sale of building and related fixed assets	—	(1)	(19)	(1)	(19)
Other charges and fees	1,073	199	359	1,272	498
Total noninterest income	2,856	2,566	1,169	5,422	2,582

NONINTEREST EXPENSE
Salaries and employee benefits	15,293	15,864	8,776	31,157	18,386
Occupancy and equipment expenses	2,094	2,152	1,445	4,246	2,897
Data processing	1,831	1,935	1,186	3,766	2,336
Legal, audit and professional	972	859	557	1,831	1,073
Regulatory assessments	545	722	347	1,267	734
Director and shareholder expenses	395	404	229	799	432
Merger and related expenses	—	—	491	—	1,040
Intangible assets amortization	948	948	65	1,896	130
Other real estate owned expense	862	68	4,935	930	5,023
Other expense	1,893	1,968	974	3,861	1,935
Total noninterest expense	24,833	24,920	19,005	49,753	33,986
Income before income taxes	20,074	23,677	278	43,751	7,535
Income tax expense	5,975	6,824	88	12,799	2,410
Net income	$14,099	$16,853	$190	$30,952	$5,125

Net income per share - basic	$0.43	$0.52	$0.01	$0.96	$0.28
Net income per share - diluted	$0.43	$0.52	$0.01	$0.95	$0.27
Weighted average common shares-diluted	32,685,132	32,698,227	18,799,513	32,691,643	18,800,614
Pre-tax, pre-provision income (2)	$19,440	$19,901	$3,171	$39,341	$10,097

(1) Included provision for (reversal of) credit losses on unfunded loan commitments of $29 thousand, $(618) thousand and $(97) thousand for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively; and $(589) thousand and $(114) thousand for the six months ended June 30, 2025 and June 30, 2024, respectively.

(2) Non-GAAP measure. See — GAAP to Non-GAAP reconciliation.

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California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$2,992,299	$49,080	6.58%	$3,109,722	$50,686	6.61%	$1,882,845	$29,057	6.21%
Taxable debt securities	164,558	1,751	4.27%	139,481	1,524	4.43%	123,906	1,229	3.99%
Tax-exempt debt securities (1)	53,438	304	2.89%	53,522	305	2.93%	53,754	306	2.90%
Deposits in other financial institutions	295,602	3,270	4.44%	316,582	3,468	4.44%	47,417	638	5.41%
Fed funds sold/resale agreements	65,568	730	4.47%	30,413	335	4.47%	19,062	261	5.51%
Restricted stock investments and other bank stock	31,672	651	8.24%	31,657	507	6.50%	17,091	358	8.42%
Total interest-earning assets	3,603,137	55,786	6.21%	3,681,377	56,825	6.26%	2,144,075	31,849	5.97%
Total noninterest-earning assets	302,142			318,132			150,603
Total Assets	$3,905,279			$3,999,509			$2,294,678

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$763,987	$3,666	1.92%	$735,209	$3,366	1.86%	$361,244	$2,134	2.38%
Money market and savings accounts	1,149,286	7,724	2.70%	1,161,960	7,750	2.70%	653,244	4,905	3.02%
Time deposits	165,049	1,550	3.77%	207,519	2,063	4.03%	259,722	3,145	4.87%
Total interest-bearing deposits	2,078,322	12,940	2.50%	2,104,688	13,179	2.54%	1,274,210	10,184	3.21%
Borrowings:
FHLB advances	—	—	—%	—	—	—%	27,391	387	5.68%
Subordinated debt	67,159	1,429	8.53%	70,027	1,391	8.06%	17,901	271	6.09%
Total borrowings	67,159	1,429	8.53%	70,027	1,391	8.06%	45,292	658	5.84%
Total interest-bearing liabilities	2,145,481	14,369	2.69%	2,174,715	14,570	2.72%	1,319,502	10,842	3.30%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,179,791			1,255,883			658,001
Other liabilities	41,629			50,368			23,054
Shareholders’ equity	538,378			518,543			294,121
Total Liabilities and Shareholders’ Equity	$3,905,279			$3,999,509			$2,294,678

Net interest spread			3.52%			3.54%			2.67%
Net interest income and margin		$41,417	4.61%		$42,255	4.65%		$21,007	3.94%
Cost of deposits	$3,258,113	$12,940	1.59%	$3,360,571	$13,179	1.59%	$1,932,211	$10,184	2.12%
Cost of funds	$3,325,272	$14,369	1.73%	$3,430,598	$14,570	1.72%	$1,977,503	$10,842	2.21%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 36.21%, 37.37% and 34.05% of average total deposits for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively.

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California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Six Months Ended
	June 30, 2025			June 30, 2024
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,050,686	$99,766	6.59%	$1,896,058	$57,641	6.11%
Taxable debt securities	152,089	3,275	4.34%	125,355	2,442	3.92%
Tax-exempt debt securities (1)	53,480	609	2.91%	53,798	612	2.90%
Deposits in other financial institutions	306,034	6,738	4.44%	50,737	1,354	5.37%
Fed funds sold/resale agreements	48,088	1,065	4.47%	14,417	395	5.51%
Restricted stock investments and other bank stock	31,665	1,158	7.37%	16,752	669	8.03%
Total interest-earning assets	3,642,042	112,611	6.24%	2,157,117	63,113	5.88%
Total noninterest-earning assets	310,092			145,135
Total Assets	$3,952,134			$2,302,252

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$749,677	$7,032	1.89%	$360,514	$4,179	2.33%
Money market and savings accounts	1,155,588	15,474	2.70%	650,942	9,630	2.98%
Time deposits	186,167	3,613	3.91%	257,598	6,166	4.81%
Total interest-bearing deposits	2,091,432	26,119	2.52%	1,269,054	19,975	3.17%
Borrowings:
FHLB advances	—	—	—%	38,992	1,095	5.65%
Subordinated debt	68,585	2,820	8.29%	17,890	542	6.09%
Total borrowings	68,585	2,820	8.29%	56,882	1,637	5.79%
Total interest-bearing liabilities	2,160,017	28,939	2.70%	1,325,936	21,612	3.28%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,217,627			659,633
Other liabilities	45,974			24,741
Shareholders’ equity	528,516			291,942
Total Liabilities and Shareholders’ Equity	$3,952,134			$2,302,252

Net interest spread			3.54%			2.60%
Net interest income and margin		$83,672	4.63%		$41,501	3.87%
Cost of deposits	$3,309,059	$26,119	1.59%	$1,928,687	$19,975	2.08%
Cost of funds	$3,377,644	$28,939	1.73%	$1,985,569	$21,612	2.19%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 36.80%, and 34.20% of average total deposits for the six months ended June 30, 2025 and June 30, 2024, respectively.

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California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation
(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net income (loss), (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per common share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	($ in thousands)
Adjusted net income
Net income	$14,099	$16,853	$190	$30,952	$5,125
Add: After-tax merger and related expenses (1)	—	—	412	—	959
Adjusted net income (non-GAAP)	$14,099	$16,853	$602	$30,952	$6,084

Efficiency Ratio
Noninterest expense	$24,833	$24,920	$19,005	$49,753	$33,986
Deduct: Merger and related expenses	—	—	491	—	1,040
Adjusted noninterest expense	24,833	24,920	18,514	49,753	32,946

Net interest income	41,417	42,255	21,007	83,672	41,501
Noninterest income	2,856	2,566	1,169	5,422	2,582
Total net interest income and noninterest income	$44,273	$44,821	$22,176	$89,094	$44,083
Efficiency ratio (non-GAAP)	56.1%	55.6%	85.7%	55.8%	77.1%
Adjusted efficiency ratio (non-GAAP)	56.1%	55.6%	83.5%	55.8%	74.7%

Pre-tax pre-provision income
Net interest income	$41,417	$42,255	$21,007	$83,672	$41,501
Noninterest income	2,856	2,566	1,169	5,422	2,582
Total net interest income and noninterest income	44,273	44,821	22,176	89,094	44,083
Less: Noninterest expense	24,833	24,920	19,005	49,753	33,986
Pre-tax pre-provision income (non-GAAP)	19,440	19,901	3,171	39,341	10,097
Add: Merger and related expenses	—	—	491	—	1,040
Adjusted pre-tax pre-provision income (non-GAAP)	$19,440	$19,901	$3,662	$39,341	$11,137

(1) After-tax merger and related expenses are presented using a 29.56% tax rate.

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	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	($ in thousands)
Return on Average Assets, Equity, and Tangible Equity
Net income	$14,099	$16,853	$190	$30,952	$5,125
Adjusted net income (non-GAAP)	$14,099	$16,853	$602	$30,952	$6,084

Average assets	$3,905,279	$3,999,509	$2,294,678	$3,952,134	$2,302,252
Average shareholders’ equity	538,378	518,543	294,121	528,516	291,942
Less: Average intangible assets	132,600	133,567	38,900	133,081	38,932
Average tangible common equity (non-GAAP)	$405,778	$384,976	$255,221	$395,435	$253,010

Return on average assets	1.45%	1.71%	0.03%	1.58%	0.45%
Adjusted return on average assets (non-GAAP)	1.45%	1.71%	0.11%	1.58%	0.53%
Return on average equity	10.50%	13.18%	0.26%	11.81%	3.53%
Adjusted return on average equity (non-GAAP)	10.50%	13.18%	0.82%	11.81%	4.19%
Return on average tangible common equity (non-GAAP)	13.94%	17.75%	0.30%	15.78%	4.07%
Adjusted return on average tangible common equity (non-GAAP)	13.94%	17.75%	0.95%	15.78%	4.84%

	June 30, 2025	March 31, 2025	December 31, 2024
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$547,593	$531,384	$511,836
Less: Intangible assets	131,309	133,103	134,058
Tangible common equity (non-GAAP)	$416,284	$398,281	$377,778

Total assets	$3,953,717	$3,983,090	$4,031,654
Less: Intangible assets	131,309	133,103	134,058
Tangible assets (non-GAAP)	$3,822,408	$3,849,987	$3,897,596

Equity to asset ratio	13.85%	13.34%	12.70%
Tangible common equity to tangible asset ratio (non-GAAP)	10.89%	10.34%	9.69%
Book value per share	$16.87	$16.40	$15.86
Tangible book value per share (non-GAAP)	$12.82	$12.29	$11.71
Shares outstanding	32,463,311	32,402,140	32,265,935

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce, N.A.

kmccabe@bankcbc.com

818.637.7065

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